                                   SALES AGREEMENT


     Agreement dated as of __________________, by and among EquiTrust Life Insurance Company ("Insurer"), an Iowa insurance company; EquiTrust Marketing Services, Inc. ("Distributor"), a Delaware Corporation which is a registered broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and a member of the National Association of Securities Dealers, Inc.; ______________________, an ___________ corporation
("Broker-Dealer") also a registered broker/dealer with the SEC under the Exchange Act and a member of the NASD; and ________________ a licensed insurance agency associated with Broker/Dealer ("Insurance Agency"); and each additional insurance agency , if any , signatory hereto (all such insurance agencies referred to collectively as "Agency").

                                     RECITALS:

     A. Pursuant to an agreement with Distributor (the "Underwriting Agreement"), Insurer has appointed Distributor as the principal underwriter of the class or classes of variable insurance contracts identified in Schedule 1 to this Agreement at the time that this Agreement is executed, and such other class or classes of variable insurance contracts that may be added to Schedule 1 from time to time in accordance with Section 10 of this Agreement (each, a "class of Contracts"; all such classes, the "Contracts"). Each class of Contracts will be issued by Insurer through one or more separate accounts of Insurer ("Separate Accounts"). Pursuant to the Underwriting Agreement, Insurer has authorized Distributor to enter into separate written agreements with broker-dealers pursuant to which such broker-dealers would be authorized to participate in the sale of the Contracts and would agree to use their best efforts to solicit applications for the Contracts.

     B. Broker-Dealer and Insurance Agency are engaged in the business of selling various investment products, including variable insurance contracts.

     C. The parties to this Agreement desire that Broker-Dealer and Insurance Agency be authorized to solicit applications for the sale of the Contracts, subject to the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

1.   ADDITIONAL DEFINITIONS

     a. REGISTRATION STATEMENT - With respect to each class of Contracts, the most recent effective registration statement(s) filed with the SEC or the most recent effective post-effective amendment(s) thereto, including financial statements included therein and all exhibits thereto.

     b. PROSPECTUS - With respect to each class of Contracts, the prospectus for such class of Contracts included within the Registration Statement for such class of


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          Contracts; provided, however, that, if the most recently filed prospectus filed pursuant to Rule 497 under the 1933 Act subsequent to the date on which the Registration Statement became effective differs from the prospectus on file at the time the Registration Statement became effective, the term "Prospectus" shall refer to the most recently filed prospectus filed under Rule 497 from and after the date on which it shall have been filed.

     c.   1933 ACT - The Securities Act of 1933, as amended.

     d.   1934 ACT - The Securities Exchange Act of 1934, as amended.

     e.   1940 ACT - The Investment Company Act of 1940, as amended.

     f. FUND - Registered investment companies in which the Separate Account invests.

     g. AGENT - An individual associated with Insurance Agency and Broker-Dealer who is appointed by Insurer as an agent for the purpose of soliciting applications.

     h. PREMIUM - A payment made under a Contract to purchase benefits under such Contract.

     i. ADMINISTRATIVE OFFICE - The administrative office of the Insurer identified in the most recently filed prospectus filed pursuant to Rule 497.

     j. AGENT'S MANUAL - Any written rules, regulations and procedures provided by Insurer to insurance agents appointed to sell the Contracts, which may be collected in a manual, as revised from time to time.

     k.   SEC - The Securities and Exchange Commission.

     l. NASD - The National Association of Securities Dealers, Inc. and its affiliates.

2.   AUTHORIZATION OF BROKER-DEALER AND INSURANCE AGENT

     a. Pursuant to the authority granted to it in the Underwriting Agreement, Distributor hereby authorizes Broker-Dealer under the securities laws, and Insurer hereby authorizes Insurance Agency under the insurance laws, each in a non-exclusive capacity, to sell the Contracts. Broker-Dealer and Insurance Agency accept such authorization and shall use their best efforts to find purchasers for the Contracts in each case acceptable to Insurer. Distributor and Insurer acknowledge that Broker-Dealer and Insurance Agency are each an independent contractor in the performance of their respective duties and obligations under this Agreement. Accordingly, Broker-Dealer and Insurance Agency are not obliged or expected to give full time and energies to the performance of their obligations hereunder, nor are Broker-Dealer and Insurance Agency obliged or expected to represent Distributor or Insurer exclusively. Nothing herein contained shall constitute


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          Broker-Dealer, Insurance Agency, the Agents or any agents or representatives of Broker-Dealer or Insurance Agency as employees of Distributor or Insurer in connection with the solicitation of applications and Premiums for the Contracts.

     b. Broker-Dealer and Insurance Agency acknowledge that no territory is exclusively assigned hereunder, and that Insurer and Distributor may in their sole discretion authorize and appoint one or more persons in any jurisdiction in which Broker-Dealer and Insurance Agency transact business, to solicit applications and Premiums for the Contracts.

     c. Insurance Agency is vested under this Agreement with power and authority to select and recommend individuals associated with Insurance Agency for appointment as Agents of the Insurer, and only individuals so recommended by Insurance Agency shall become Agents, provided that the conditions of Section 3 are satisfied, and provided further that Insurer reserves the right to refuse to appoint any proposed agent or, once appointed, to terminate or refuse to renew the appointment at any time with or without cause. [INITIAL AND RENEWAL STATE APPOINTMENT FEES FOR INSURANCE AGENCY AND APPOINTEES OF INSURANCE AGENCY AS AGENTS OF INSURER WILL BE PAID BY INSURER IN ACCORDANCE WITH ITS THEN-APPLICABLE REQUIREMENTS.]

     d. Neither Broker-Dealer nor Insurance Agency shall expend or contract for the expenditure of the funds of Distributor or Insurer, except as may otherwise be agreed in writing. Broker-Dealer and Insurance Agency each shall pay all expenses incurred by each of them in the performance of this Agreement, unless otherwise specifically provided for in this Agreement or unless Distributor and Insurer shall have agreed in advance in writing to share the cost of any such expenses. Neither Broker-Dealer nor Insurance Agency shall possess or exercise any authority on behalf of Insurer or Distributor other than that expressly conferred on Broker-Dealer or Insurance Agency by this Agreement. In particular, and without limiting the foregoing, neither Broker-Dealer nor Insurance Agency shall have any authority, nor shall either grant such authority to any Agent, on behalf of Insurer: to make, alter or discharge any Contract or other insurance policy or annuity entered into pursuant to a Contract; to waive any Contract forfeiture provision; to extend the time of paying any Premiums; or to receive any monies or Premiums from applicants for or purchasers of the Contracts (except for the sole purpose of forwarding monies or Premiums to Insurer).

     e Broker-Dealer and Insurance Agency acknowledge that Insurer has the right in its sole discretion to reject any applications or Premiums received by it and to return or refund to an applicant such applicant's Premiums.


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3.   LICENSING AND REGISTRATION OF BROKER-DEALER, INSURANCE AGENCY AND AGENTS

     a. Broker-Dealer represents and warrants that it is a broker-dealer registered with the SEC under the 1934 Act, and is a member of the NASD. Broker-Dealer shall, at all times when performing its functions and fulfilling its obligations under this Agreement, be duly registered as a broker-dealer under the 1934 Act and in each state or other jurisdiction in which Broker-Dealer intends to perform its functions and fulfill its obligations hereunder, as required, and be a member in good standing of the NASD.

     b. Insurance Agency represents and warrants that it is a licensed life insurance agent where required to solicit applications. Insurance Agency shall, at all times when performing its functions and fulfilling its obligations under this Agreement, be duly licensed to sell the Contracts in each state or other jurisdiction in which Insurance Agency intends to perform its functions and fulfill its obligations hereunder.

     c. Broker-Dealer and Insurance Agency shall ensure that no individual shall solicit applications or Premiums for the Contracts on their behalf in any state or other jurisdiction in which the Contracts may lawfully be sold unless (i) such individual is an associated person of Broker-Dealer (as that term is defined in Section 3(a)(18) of the 1934
          Act) and duly registered with the NASD and any applicable state securities regulatory authority as a registered person of Broker-Dealer qualified to solicit applications or Premiums for the Contracts in such state or jurisdiction, (ii) duly licensed, registered or otherwise qualified to solicit applications or Premiums for the Contracts to be offered and sold by such individual under the insurance laws of such state or jurisdiction, and (iii) duly appointed by Insurer to solicit applications or Premiums for Contracts in such state or jurisdiction. INSURER SHALL BE SOLELY RESPONSIBLE FOR BACKGROUND INVESTIGATIONS OF THE AGENTS TO DETERMINE THEIR QUALIFICATIONS, GOOD CHARACTER AND MORAL FITNESS TO SELL THE CONTRACTS. ALL MATTERS CONCERNING THE LICENSING OF ANY INDIVIDUALS RECOMMENDED FOR APPOINTMENT BY INSURANCE AGENCY UNDER ANY APPLICABLE STATE INSURANCE LAW SHALL BE A MATTER DIRECTLY BETWEEN INSURANCE AGENCY AND SUCH INDIVIDUAL, AND SHALL FURNISH INSURER WITH PROOF, OF PROPER LICENSING OF SUCH INDIVIDUAL OR OTHER PROOF, REASONABLY ACCEPTABLE TO INSURER, OF SATISFACTION BY SUCH INDIVIDUAL AS AN AGENT OF INSURER. INSURANCE AGENCY AND BROKER-DEALER SHALL NOTIFY INSURER AND DISTRIBUTOR IMMEDIATELY UPON TERMINATION (FOR WHATEVER REASON) OF AN AGENT'S ASSOCIATION WITH BROKER-DEALER AND INSURANCE AGENCY.

     d. Without limiting the foregoing, Broker-Dealer and Insurance Agency represent that they are in compliance with the terms and conditions of HOWARD & HOWARD (SUB. NOM. FIRST OF AMERICA BROKERAGE SERVICE, INC.) (avail. Sept. 28, 1995) issued by the Staff of the SEC with respect to the non-registration as a broker-dealer of an insurance agency associated with a registered broker-dealer. Broker-Dealer and Insurance Agency shall notify Distributor immediately in writing if Broker-Dealer and/or Insurance Agency fail to comply with any such terms and conditions and shall take such measures as may be necessary and as promptly as practicable under the circumstances to cure any such non-compliance.

4.   BROKER-DEALER AND INSURANCE AGENCY COMPLIANCE

     a. Broker-Dealer, and not Distributor, shall be responsible for securities training, supervision and control of the Agents in connection with their solicitation activities with respect to the Contracts and shall supervise Agents' compliance with applicable federal and state securities law and NASD requirements in connection with such solicitation activities.

     b. Broker-Dealer and Insurance Agency hereby represent and warrant that they are duly in compliance with all applicable federal and state securities laws and regulations, and all applicable insurance laws and regulations. Broker-Dealer and Insurance Agency each shall carry out their respective obligations under this Agreement in continued compliance with such laws and regulations. Further, Broker-Dealer and Insurance Agent shall comply, and shall ensure that Agents comply, with the rules and procedures set for the in the Agents Manual, and the rules set forth below, and Broker-Dealer and Insurance Agency shall be solely responsible for such compliance.

          (1) Broker-Dealer, Insurance Agency and Agents shall not offer or attempt to offer the Contracts, nor solicit applications or Premiums for the Contracts, nor deliver Contracts, in any state or jurisdiction in which the Contracts have not been approved for sale. For purposes of determining where the Contracts may be offered and applications or Premiums solicited, Broker-Dealer and Insurance Agency may rely on written notification, as revised from time to time, that they receive from Insurer pursuant to this Agreement.

          (2) Broker-Dealer, Insurance Agency and Agents shall not solicit applications or Premiums for the Contracts without delivering the Prospectus for the Contracts, and, where required by state insurance law, the then-currently effective statement of additional information for the Contracts, and the then-currently effective prospectus(es) for the Fund(s).

          (3) Broker-Dealer, Insurance Agency and Agents shall not recommend the purchase of a Contract to an applicant unless each has reasonable grounds to believe that such purchase is suitable for the applicant in accordance with, among other things, applicable regulations of any state insurance regulatory authority, the SEC and the NASD. While not limited to the following, a determination of suitability shall be based on information supplied by the applicant after a reasonable inquiry concerning the applicant's insurance and investment objectives, financial situation and needs and the likelihood that the applicant will continue to make premium payments. Each application or related documentation obtained by an agent of Broker-Dealer shall bear the initials of a principal of Broker-Dealer indicating the application has been reviewed by such principal for suitability, completeness and accuracy.

          (4) Broker-Dealer, Insurance Agency and all Agents shall accept initial Premiums in the form of a check or money order only if made payable to the name of Insurer and signed by the applicant for the Contract. Broker-Dealer, Insurance Agency and Agent shall not accept third-party checks or cash for Premiums.

          (5) Broker-Dealer, Insurance Agency and Agents shall not encourage a prospective applicant to surrender or exchange an instrument contract in order to purchase a Contract, nor to encourage a Contract owner to lapse, terminate, surrender, exchange or cancel his or her Contract or discontinue paying Premiums thereunder.

          (6) Broker-Dealer and Insurance Agency shall ensure that all checks and money orders and applications for the Contracts received by either of them or an Agent shall be remitted promptly, and in any event not later than noon of the next business day after receipt, to the Administrative Office. In the event that any other Premiums are sent to an Agent, Insurance Agency or Broker-Dealer, rather than to the Administrative Office, Insurance Agency and Broker-Dealer shall promptly (and in any event, not later than noon of the next business day) remit such Premiums to the Administrative Office. Insurance Agency and Broker-Dealer acknowledge that if any Premium is held at any time by either of them such Premium shall be held on behalf of Insurer, and Insurance Agency or Broker-Dealer shall segregate such Premium from their own funds and promptly (and in any event, by noon of the next business day) remit such Premium to the Insurer. All such Premium, whether by check, money order or wire, shall at all times be the property of Insurer.

          (7) Upon issuance of a Contract by Insurer and delivery of such Contracts to Insurance Agency, Insurance Agent or Agent shall promptly deliver such Contract to its purchaser. For purposes of this provision, "promptly" shall be deemed to mean not later than five calendar days. Broker-Dealer and Insurance Agency shall return promptly to Insurer all receipts, if applicable, for delivered Contracts, all undelivered Contracts and all receipts, if applicable, for cancellation, in accordance with the instructions set forth in the Agents Manual. Broker-Dealer, Insurance Agency, and the Agents in connection with the offer or sale of the Contracts, shall not give any information or make any representations or statements, written or oral, concerning the Contracts, a Fund or Fund shares, other than or inconsistent with information or representations contained in the Prospectuses, statements of additional information and Registration Statements for the Contracts, or a Fund, or in reports or proxy statements therefor, or in promotional, sales or advertising material or other information supplied and approved in writing by Distributor and Insurer.

     c. Broker-Dealer and Insurance Agency understand, acknowledge, and represent that Contracts and Premiums thereunder shall not be solicited, offered, or sold in connection with any so-called "market timing" or "asset reallocation" program, plan, arrangement or service that has not been approved in advance in writing by Insurer and Distributor. Should Distributor or Insurer determine in their sole discretion that Broker-Dealer or Insurance Agency is soliciting, offering, or selling, or has solicited, offered, or sold, Contracts or Premiums subject to any so-called "market timing" or "asset reallocation" program, plan, arrangement or service, Distributor or Insurer may take such action which is necessary, in their sole discretion, to halt such solicitations, offers or sales. Furthermore, in addition to any indemnification provided in Section 11 of this Agreement and any other liability that Broker-Dealer and Insurance Agency might have, Broker-Dealer and Insurance Agency shall each be liable to Distributor and Insurer and each Fund affected by any so-called "market timing" or "asset reallocation" program, plan, arrangement or service, for any damages or losses, actual or consequential, sustained by Distributor or Insurer or any Fund, as a result of any so-called "market timing" or "asset reallocation" program, plan, arrangement or service which causes such losses or damages following solicitation, offer, or sale of a Contract or Premiums subject to "market timing" or "asset reallocation" or similar service by Broker-Dealer or Insurance Agency.

     c. Broker-Dealer and Insurance Agency shall promptly furnish to Insurer or its authorized agent any reports and information that Insurer may reasonably request for the purpose of meeting Insurer's reporting and recordkeeping requirements under the insurance laws of any state, under any applicable federal and state securities laws, rules and regulations.

     d. Broker-Dealer shall secure and maintain a fidelity bond (including coverage for larceny and embezzlement), issued by a reputable bonding company, covering all of its directors, officers, agents and employees who have access to funds of Insurer or Distributor. This bond shall be maintained at Broker-Dealer's expense in at least the amount prescribed under Rule 3020 of the NASD Conduct Rules. Broker-Dealer shall provide Distributor with a copy of said bond before executing this Agreement. Broker-Dealer shall also secure and maintain errors and omissions insurance acceptable to Insurer and covering Broker-Dealer and Agents (registered representatives). Broker-Dealer hereby assigns any proceeds received from a fidelity bonding company, errors and omissions or other liability coverage, to Insurer or Distributor as their interest may appear, to the extent of their loss due to activities covered by the bond, policy or other liability coverage. If there is any deficiency, whether due to a deductible or otherwise, Broker-Dealer shall promptly pay such amounts on demand. Broker-Dealer hereby agrees to indemnify and hold harmless Insurer and Distributor from any such deficiency and from the costs of collection thereof, including reasonable attorneys' fees.

5.   SALES MATERIALS

     a. During the term of this Agreement, Distributor and Insurer will provide Broker-Dealer and Insurance Agency, without charge, with as many copies of Prospectuses (and any supplements thereto), current Fund prospectuses (and any supplements thereto), and applications for the Contracts, as Broker-Dealer or Insurance Agency may reasonably request. Upon termination of this Agreement, Broker-Dealer and Insurance Agency will promptly return to Distributor any Prospectuses, applications, Fund prospectuses, and other materials and supplies furnished by Distributor or Insurer to Broker-Dealer or Insurance Agency or to the Agents.

     b. During the term of this Agreement, Distributor and Insurer will be responsible for providing and approving all promotional, sales and advertising material to be used by Broker-Dealer and Insurance Agency in the course of their solicitation activities hereunder. Distributor will file such materials or will cause such materials to be filed with the SEC, the NASD, and/or with any state securities regulatory authorities, as appropriate. Broker-Dealer and Insurance Agency shall not use or implement, nor shall they allow any Agent to use or implement, any promotional, sales or advertising material relating to the Contracts or otherwise advertise the Contracts without the prior written approval of Distributor and Insurer.

6.   COMMISSIONS AND EXPENSES

     a. COMPENSATION. During the term of this Agreement, Broker-Dealer and Insurance Agency shall be compensated for services performed hereunder, based on the Contracts for which Insurance Agency is the Broker-of-Record and at the COMMISSION RATES AND FEES SET FORTH IN
          SCHEDULE 2 TO THIS AGREEMENT, as such SCHEDULE 2 MAY BE AMENDED OR MODIFIED UPON _____ DAYS NOTICE. ANY amendment to Schedule 2 will be applicable to any Contract for which an application or Premium is received by the Administrative Office on or after the effective date of such amendment or which is in effect after the effective date of such amendment. Compensation shall be paid on behalf of Insurer and Distributor to Insurance Agency on its behalf and on behalf of Broker-Dealer. Compensation with respect to any Contract shall be paid to Insurance Agency only for so long as Insurance Agent is the Broker-of-Record for such Contract.

     b. CONDITIONS TO COMPENSATION. Broker-Dealer and Insurance Agency recognize that all compensation payable to them hereunder will be disbursed by or on behalf of Insurer after Premiums are received and accepted by Insurer and that no compensation of any kind other than that described in this Agreement is payable to Insurance Agency for the performance of its obligations hereunder.

     c. REFUND OF COMPENSATION. No compensation shall be payable, and Broker-Dealer agrees to reimburse Distributor for any compensation paid to Broker-Dealer or its Representatives, or Insurance Agency under each of the following conditions: (i) if Insurer, in its sole discretion, determines not to issue the Contract applied for; (ii) if Insurer refunds the Premiums upon the applicant's surrender or withdrawal pursuant to any "free-look" privilege; (iii) if Insurer refunds the Premiums paid by applicant as a result of a complaint by applicant, recognizing that Insurer has sole discretion to refund Premiums; and (iv) if Insurer determines that any person signing an application who is required to be licensed or any other person or entity receiving compensation for soliciting purchase of the Contracts is not duly licensed to sell the Contracts in the jurisdiction of such sale or attempted sale.


     d. INDEBTEDNESS AND RIGHT OF SETOFF. Nothing contained herein shall be construed as giving Broker-Dealer or Agent the right to incur any indebtedness on behalf of Insurer or Distributor. Broker-Dealer hereby authorizes Insurer and Distributor to set off liabilities of Broker-Dealer to Insurer and Distributor against any and all amounts otherwise payable to Broker-Dealer.

     e. COMMISSION SHARING. Broker-Dealer and Insurance Agency represent that no commissions or other compensation will be paid for services rendered in soliciting the purchase of the contracts by any person or entity not duly registered or licensed by the required authorities and appointed by Insurer to sell the Contract in the state in which such solicitation occurred; provided however, that this provision shall not prohibit the payment of compensation of the surviving spouse or other beneficiary of a person entitled to receive such compensation pursuant to a bona fide contract calling for such payment.

7. INTERESTS IN AGREEMENT. Agents shall have no interest in this Agreement or right to any commissions to be paid to Insurance Agency hereunder. Insurance Agency shall be solely responsible for the payment of any commission or consideration of any kind to Agents. Broker-Dealer and Insurance Agency shall be solely responsible under applicable tax laws for the reporting of compensation paid to Agents. Insurance Agency shall have no right to withhold or deduct any commission from any Premiums in respect of the Contracts which it may collect, subject to Schedule 2 to this Agreement. Insurance Agency shall have no interest in any compensation paid by Insurer to Distributor, now or hereafter, in connection with the sale of any Contracts hereunder.

8. TERM AND EXCLUSIVITY OF AGREEMENT. This Agreement may not be assigned except by written mutual consent and shall continue for an indefinite term, subject to the termination by either party by ten-days' advance written notice to the other party, except that in the event Distributor or Broker-Dealer ceases to be a registered broker-dealer or a member of the NASD, this Agreement shall immediately terminate. Upon its termination, all authorizations, rights and obligations shall cease, except the
     agreements in SECTIONS  5, 8, 11, 12, 14, 15, 18   and the payment of any
     accrued but unpaid compensation to Broker-Dealer and Insurance Agent.

9.   COMPLAINTS AND INVESTIGATIONS

     a. Distributor, Insurer, Broker-Dealer and Insurance Agency each shall cooperate fully in any securities or insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts marketed under this Agreement. Broker-Dealer and Insurance Agency will be notified promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by Distributor or Insurer with respect to Broker-Dealer, Insurance Agency or any Agent; and Broker-Dealer and Insurance Agency will promptly notify Distributor and the Insurer of any written customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by Broker-Dealer or Insurance Agency with respect to themselves or any Agent in connection with this Agreement or any Contract.

     b. In the case of a customer complaint, Distributor, Insurer, Broker-Dealer and Insurance Agency will cooperate in investigating such complaint and any response by Broker-Dealer or Insurance Agency to such complaint will be sent to Distributor for approval not less than five business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or facsimile.

10. MODIFICATION OF AGREEMENT. This Agreement supersedes all prior agreements, either oral or written, between the parties relating to the Contracts and, except for any amendment of Schedule 1 pursuant to the terms of Section 2 hereof or Schedule 2 pursuant to the terms of Section 6 hereof, may not be modified in any way unless by written agreement signed by all of the parties.

11.  INDEMNIFICATION

     a. Broker-Dealer and Insurance Agency, jointly and severally, shall indemnify and hold harmless Distributor and Insurer and each person who controls or is associated with Distributor or Insurer within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon:

          (1) violation(s) by Broker-Dealer, Insurance Agency, or an Agent of federal or state securities law or regulation(s), insurance law or regulation(s), or any rule or requirement of the NASD:

          (2) any unauthorized use of promotional, sales or advertising material, any oral or written misrepresentations or any unlawful sales practices concerning the Contracts, by Broker-Dealer, Insurance Agency or an Agent;

          (3) claims by the Agents or other agents or representatives of Insurance Agency or Broker-Dealer for commissions or other compensation or remuneration of any type;

          (4) any failure on the part of Broker-Dealer, Insurance Agency, or an Agent to submit Premiums or applications to Insurer, or to submit the correct amount of a Premium, on a timely basis and in accordance with this Agreement and the Agents Manual, subject to applicable law;

          (5) any failure on the part of Broker-Dealer, Insurance Agency, or an Agent to deliver Contracts to purchasers thereof on a timely basis and in accordance with the Agents Manual; or

          (6) a breach by Broker-Dealer or Insurance Agency of any provision of this Agreement.

          (7) any other acts or omission of Broker-Dealer, Insurance Agency or Agent which results in a claim against Distributor, Insurer their agents or employees.

               This indemnification will be in addition to any liability which Broker-Dealer and Insurance Agency may otherwise have.

     b. Distributor and Insurer, jointly and severally, shall indemnify and hold harmless Broker-Dealer and Insurance Agency and each person who controls or is associated with Broker-Dealer or Insurance Agency within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, NASD rule or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or based upon any breach by Distributor or Insurer of any provision of this Agreement. This indemnification will be in addition to any liability which Distributor and Insurer, jointly and severally, may otherwise have.

     c. Promptly after receipt by a party entitled to indemnification ("indemnified person") under this Section 11 of notice of the commencement of any action as to which a claim will be made against any person obligated to provide indemnification under this Section 11 ("indemnifying party"), such indemnified person shall notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, but failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the indemnified person otherwise than on account of this Section 11, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice. The indemnifying party will be entitled to participate in the defense of the indemnified person but such participation will not relieve such indemnifying party of the obligation to reimburse the indemnified person for reasonable legal and other expenses incurred by such indemnified person in defending himself or itself. The indemnifying party, upon the request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if such proceeding for the plaintiff, the indemnifying party shall indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgement.

          The indemnification provisions contained in this Section 11 shall remain operative in full force and effect, regardless of any termination of this Agreement. A successor by law of Distributor or Insurer, as the case may be, shall be entitled to the benefits of the indemnification provisions contained in this Section 11. After receipt by a party entitled to indemnification ("indemnified party") under this Section 11 of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this Section 11 ("indemnifying party"), such indemnified party will notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, provided that the omission so to notify the indemnifying party will not relieve it from any liability under this Section 11.

12. RIGHTS, REMEDIES, ETC., ARE CUMULATIVE. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of a party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this

     Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

13. NOTICES. All notices hereunder are to be made in writing and shall be given:

          If to Insurer, to:


          EquiTrust Life Insurance Company
          5400 University Avenue
          West Des Moines, Iowa  50266


          If to Distributor, to:

          EquiTrust Marketing Services, Inc.
          5400 University Avenue
          West Des Moines, Iowa  50266


          If to Broker-Dealer, to:



          If to Insurance Agency, to:




such other address as such party may hereafter specify in writing. Each such notice to a party shall be either hand delivered or transmitted by registered or certified United States mail with return receipt requested, or by overnight mail by a nationally recognized courier, and shall be effective upon delivery.

14. INTERPRETATION, JURISDICTION, ETC. This Agreement constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the parties with respect to the subject matter hereof. No prior writings by or between the parties hereto with respect to the subject matter hereof shall be used by a party in connection with the interpretation of any provision of this Agreement. This Agreement shall be construed and its provisions interpreted under and in accordance with the laws of the State of Iowa without giving effect to principles of conflict of laws.

15. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in accordance with the Commercial Arbitration

Rules of the American Arbitration Association, and judgement upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

16. HEADINGS. The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

17. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

18. SEVERABILITY. In the event that any provision of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provision shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


     EQUITRUST LIFE INSURANCE COMPANY

     By:_____________________________________

     Name:___________________________________

     Title:____________________________________



     EQUITRUST MARKETING SERVICES, INC.

     By:_____________________________________

     Name:___________________________________

     Title:____________________________________

     RETAIL BROKER-DEALER

     By:______________________________________

     Name:___________________________________

     Title:_____________________________________



     INSURANCE AGENCY:  ________________________

     By:_______________________________________

     Name:____________________________________

     Title:______________________________________

                                      SCHEDULE 1

                         CONTRACTS SUBJECT TO THIS AGREEMENT

                      Effective _________________________, 1998

                                  Schedule 2

                             COMPENSATION SCHEDULE

                      Effective _____________________, 1998